EXHIBIT 5.1

Fort Lauderdale
Jacksonville
Miami
Orlando
Tallahassee
Tampa
Washington, DC
West Palm Beach

One Southeast Third Avenue
SunTrust International Center
28th Floor
Miami, Florida 33131-1714

www.akerman.com

305 374 5600 tel     305 374 5095 fax

June 2, 2005

Republic Services, Inc.
110 East Sixth Street, 28th Floor
Ft. Lauderdale, FL 33301

Ladies and Gentlemen:

     We have acted as counsel to Republic Services, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) of a Registration Statement on Form S-4 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of the proposed exchange (the “Exchange”) by the Company of up to an aggregate of $275,674,000 of the Company’s 6.086% Notes due 2035 (the “New Notes”) for up to an aggregate of $275,674,000 of the Company’s outstanding 6.086% Notes due 2035 (the “Old Notes”).

     In connection with the proposed Exchange, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates and other instruments of the Company and of public officials, statutes and decisions as in our judgment are necessary or appropriate for purposes of this opinion. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal authenticity of all documents submitted to us as originals and the conformity to the original documents of all copies.

     Based upon the foregoing examination and upon the representations made to us by the officers and directors of the Company, we are of the opinion that, when (a) the Registration Statement is declared effective under the Securities Act by order of the SEC, (b) the New Notes are duly issued and executed by the Company, and authenticated by the Trustee in accordance with the terms of the Indenture, dated as of August 15, 2001, as supplemented (the “Indenture”), between the Company and The Bank of New York as Trustee (the “Trustee”), the Registration Rights Agreement, dated as of March 21, 2005, among the Company, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc. and Allen & Company LLC, and the Letter of

Republic Services, Inc.
June 2, 2005

Transmittal and delivered against exchange therefor of the Old Notes pursuant to the Exchange described in the Registration Statement, and (c) the Indenture is duly qualified under the Trust Indenture Act of 1939, as amended, such New Notes (i) will be validly issued and (ii) will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except (a) as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting the enforcement of creditors’ rights, and (b) that such enforceability may be limited by the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation (1) the possible unavailability of specific performance, injunctive relief or any other equitable remedies and (2) concepts of materiality, reasonableness, good faith and fair dealing.

     This opinion is limited to the Federal laws of the United States and the laws of the States of Florida and New York and the Delaware General Corporation Law, and we neither express nor imply any opinion as to any other laws. We hereby advise you, however, that while we are familiar with the corporate laws of the State of Delaware, we are only members of the Bar of the State of Florida, and we are not members of the Bar of the State of Delaware, the Bar of the State of New York or any other state. In rendering the opinion in clause (ii) of the foregoing paragraph, we have relied, with your permission, solely upon the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP as to matters of laws of the State of New York, which opinion was delivered to us on the date hereof. The opinions expressed herein are given as of this date and we assume no obligation to update or supplement our opinions to reflect any facts or circumstances that may come to our attention or any change in law that may occur or become effective at a later date.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ AKERMAN SENTERFITT